Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Drilling Tools International

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

NEWLY REGISTERED SECURITIES

Fees to be Paid	Equity	Common Stock, $0.0001 par value (1)	457(o)	—	—	$150,000,000	0.00014760	$22,140

	Total Offering Amounts					$150,000,000		$22,140

	Total Fees Previously Paid					$		N/A

	Total Fee Offsets							N/A

	Net Fee Due							$22,140

(1)

We are registering an indeterminate aggregate amount of common sock up to a proposed aggregate offering price of $150,000,000 which may be offered from time to time in unspecified numbers and at indeterminate prices. Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions relating to the common stock registered hereunder.